UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2015 (June 1, 2015)

GOGO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35975	27-1650905
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 North Arlington Heights Rd. Itasca, IL	60143
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

630-647-1400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2015, Gogo Inc. (the “Company”) hired Michael Bayer, age 46, as its Senior Vice President, Controller and Chief Accounting Officer. Thomas E. McShane resigned as Vice President, Controller and Chief Accounting Officer of the Company effective as of June 1, 2015 and is staying on with the Company for a transition period.

Mr. Bayer is a certified public accountant with over twenty years of accounting and financial management experience. Mr. Bayer previously served as Vice President and Corporate Controller at JMC Steel Group, Inc. from February 2013 to April 2015, prior to which he worked in various accounting and financial reporting roles, including as Assistant Controller and Controller of Motorola Mobility, Inc. from 2010 to 2013 and as Director of Accounting at Exelon Corporation from 2005 to 2009. Mr. Bayer holds a bachelor’s degree in accounting from Miami University.

Mr. Bayer has no family relationships with any director or executive officer of the Company and has not been involved in any related person transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with his appointment as the Company’s Senior Vice President, Controller and Chief Accounting Officer, Mr. Bayer has entered into an employment agreement with the Company, effective June 1, 2015. Mr. Bayer’s employment is terminable by either the Company or Mr. Bayer at any time, upon 30 days written notice.

Mr. Bayer is entitled to receive an annual base compensation, which may be adjusted annually at the discretion of the Company’s Compensation Committee, and options to purchase common stock and restricted stock in the Company pursuant to the terms and conditions set forth in the applicable award agreements and the Company’s 2013 Omnibus Stock Incentive Plan. Mr. Bayer will also be eligible to receive an annual performance bonus, with the amount to be determined by the Company’s Compensation Committee in its sole discretion based on achievement of objectives established by the Compensation Committee. Mr. Bayer is also eligible to participate in all normal Company benefits, including the Company’s 401(k), retirement, medical, dental and life and disability insurance plans and programs in accordance with the terms of such arrangements.

If Mr. Bayer’s employment is terminated by the Company without cause, Mr. Bayer will be entitled to (i) continuation of his base salary for 12 months following his termination, (ii) reimbursement for COBRA premiums due to maintain substantially equivalent health insurance coverage for 12 months following his termination, (iii) payment of any earned but unpaid salary and accrued but unused paid time off, (iv) payment of any business expenses incurred but not reimbursed, and (v) payment of an award under the annual bonus program that has been approved by the Chief Executive Officer and the Company’s board of directors, but not paid prior to termination. The payment of (i) and (ii) above shall be contingent on Mr. Bayer executing a separation agreement containing a general release of all claims against the Company. Mr. Bayer is subject to non-competition and non-solicitation covenants for one year after leaving the employment of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOGO INC.

By:	/s/ Norman Smagley

Norman Smagley
Executive Vice President and Chief Financial Officer

Date: June 3, 2015

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